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                                                                Exhibit 10.1



               AMENDMENT TO EMPLOYMENT AND CONSULTING AGREEMENT
               ------------------------------------------------

        THIS AMENDMENT (this "Amendment") is made at Cleveland, Ohio, this 18th day of May, 1995, between KeyCorp, an Ohio corporation ("KeyCorp"), and VICTOR
J. RILEY, JR. ("Riley") and amends the Employment and Consulting Agreement between KeyCorp and Riley dated as of February 15, 1995 (the "Employment and Consulting Agreement").

        WHEREAS, in accordance with the management plan approved on May 18, 1995 by the Board of Directors of KeyCorp, Riley intends to voluntarily resign as Chief Executive Officer of KeyCorp effective September 1, 1995, but continue as an employee of KeyCorp through December 31, 1995.

        NOW, THEREFORE, Riley hereby resigns as Chief Executive Officer of KeyCorp, effective September 1, 1995, and Riley and KeyCorp hereby amend the Employment and Consulting Agreement as set forth below in this Amendment.

        1. Section 1.1 of the Employment and Consulting Agreement is hereby amended to read, in its entirety, as follows:

        1.1 EMPLOYMENT. KeyCorp hereby agrees to continue to employ Riley, and Riley agrees to continue to serve as an employee of KeyCorp, during the period from the date hereof through December 31, 1995 (the "Employment Period"). Riley shall serve until September 1, 1995 in the capacity of Chief Executive Officer of KeyCorp with the duties and responsibilities that are specified in the Regulations of KeyCorp, and, thereafter, during the remainder of the Employment Period, as an employee of KeyCorp. At all times during the Employment Period, Riley also shall serve as Chairman of the Board of Directors of KeyCorp (the "Board") and Chairman of the Executive Committee of the Board (the "Executive Committee").


        2. KeyCorp hereby waives, with respect to any period on or after September 1, 1995, the requirements in Section 1.2 of the Employment and Consulting Agreement that Riley shall devote his full business time, attention, and best efforts to the affairs of KeyCorp and its subsidiaries during the Employment Period.

        3. Riley hereby waives, with respect to any period on or after September 1, 1995, his right to terminate his employment for "Good Reason" based upon his ceasing to have and to hold the position of Chief Executive Officer (and to have the attendant power, authority, duties, or responsibilities) on and after that date.

        4. Unless otherwise terminated pursuant to Section 4 of the Employment and Consulting Agreement, Riley's employment with KeyCorp shall continue through December 31, 1995, and, accordingly, he shall continue to be treated, through that date, as an

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active employee and as a senior executive officer (notwithstanding that he will not hold any officer position on and after September 1, 1995) of KeyCorp for purposes of any compensation or benefit plan or program in which he is a participant including, without limitation, the Agreement attached as Exhibit B to the Employment and Consulting Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

KEYCORP


By: /s/ Roger Noall                             /s/ Victor J. Riley, Jr.
    -------------------------------             ------------------------------
    Roger Noall                                 Victor J. Riley, Jr.
    Senior Executive Vice President
    and Chief Administrative Officer